                                                                     EXHIBIT  11


                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                   COMPUTATION OF PER COMMON SHARE EARNINGS

                   (In Thousands, Except Per Share Amounts)



                                                            For the Three Months   For the Six Months
                                                                  Ended                  Ended
                                                            --------------------   ------------------
                                                            June 30,    July 1,    June 30,   July 1,
                                                            1995(A)     1994(A)    1995(A)    1994(A)
                                                            --------    -------    --------   -------
PRIMARY:
Net earnings....................................            $282,796   $251,809   $510,071   $623,568
Preferred stock dividends.......................             (11,913)    (1,539)   (23,854)    (2,875)
                                                            --------   --------   --------   --------
Net earnings applicable to common stockholders..            $270,883   $250,270   $486,217   $620,693
                                                            ========   ========   ========   ========

Weighted average shares outstanding:
 Common stock...................................             175,638    198,224    178,017    200,499
 Assuming issuance of shares relating to
  employee incentive plans......................              17,629     14,265     18,206     16,062
                                                            --------   --------   --------   --------
Total shares....................................             193,267    212,489    196,223    216,561
                                                            ========   ========   ========   ========

Per common share amounts:
Net earnings....................................            $   1.40   $   1.18   $   2.48   $   2.87
                                                            ========   ========   ========   ========

FULLY DILUTED:
Net earnings....................................            $282,796   $251,809   $510,071   $623,568
Preferred stock dividends.......................             (11,913)    (1,539)   (23,854)    (2,875)
                                                            --------   --------   --------   --------
Net earnings applicable to common stockholders..            $270,883   $250,270   $486,217   $620,693
                                                            ========   ========   ========   ========

Weighted average shares outstanding:
 Common stock...................................             175,638    198,224    178,017    200,499
 Assuming issuance of shares relating to
  employee incentive plans......................              19,521     14,265     19,520     16,062
                                                            --------   --------   --------   --------
Total shares....................................             195,159    212,489    197,537    216,561
                                                            ========   ========   ========   ========

Per common share amounts:
Net earnings....................................            $   1.39   $   1.18   $   2.46   $   2.87
                                                            ========   ========   ========   ========

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(A)  In accordance with Accounting Principles Board Opinion No. 15, the modified treasury stock method was used to calculate per common share earnings.